EXHIBIT 99.1

                            EXPLANATION OF RESPONSES

(1) The option to purchase 9,900 shares of Common Stock (the "Option") is currently exercisable. One third of Option became exercisable upon its grant on May 19, 2006, one-third became exercisable on October 20, 2006 and one-third became exercisable on October 20, 2007.

(2) The 1,685,652 shares of Common Stock, par value $0.01 per share, of International Wire Group, Inc. (the "Common Stock") are held directly by the following entities in the following amounts: GSC Recovery II, L.P. ("Recovery II") directly owns 685,734 shares of Common Stock and GSC Recovery IIA, L.P. ("Recovery IIA") directly owns 999,918 shares of Common Stock as reflected in the August 9, 2005 Form 3 filings referenced below. The Option is held by GSCP
(NJ), L.P. ("GSCP LP") as reflected in the May 23, 2006 Form 4 filings referenced below.

Pursuant to a corporate reorganization effected on October 1, 2006, GSC Group, Inc. ("GSC Group") became the owner of all the outstanding capital stock of GSCP
(NJ), Inc. ("GSCP Inc."). GSCP Inc. is the general partner of GSCP LP, which holds the Option and which is the manager of each of Recovery II and Recovery IIA. Also pursuant to the October 1, 2006 corporate reorganization: GSC Active Partners Holdings, L.P. ("Holdings") became the owner of all the Class A Common Stock of GSC Group; GSC Active Partners, Inc. ("Active Partners") became the general partner of Holdings; and Robert F. Cummings, Jr. ("Cummings") and Joseph
H. Wender ("Wender" and together with GSC Group, GSCP Inc., Holdings, Active Partners and Cummings, the "Affiliates") became stockholders and executive officers of Active Partners. For the purposes of Rule 13d-3 under the Securities Exchange Act of 1934, each of the Affiliates, by virtue of their relationships with Recovery II, Recovery IIA and GSCP Inc., may be deemed to have shared voting and investment power over, and be the indirect beneficial owners of, the 1,685,652 shares of Common Stock and the shares of Common Stock underlying the Option. Each of the Affiliates disclaims beneficial ownership of the shares of Common Stock except to the extent of such entity's or individual's pecuniary interest in the shares of Common Stock.

The shares of Common Stock covered by this filing are the same shares of Common Stock covered by previous Form 3 filings made on August 9, 2005 by Robert A. Hamwee (on his behalf and as a designated beneficial owner on behalf of certain other persons and entities) and by Recovery IIA (on its behalf and as a designated beneficial owner on behalf of certain other entities). The Option covered by this filing is the same option covered by the previous Form 4 filings made on May 23, 2006 by Robert A. Hamwee (on his behalf and as a designated beneficial owner on behalf of certain other persons and entities) and by Recovery IIA (on its behalf and as a designated beneficial owner on behalf of certain other entities).